Exhibit 99.12
AMENDMENT NO. 2
TO
LICENSE AGREEMENT
THIS AMENDMENT NO. 2 TO LICENSE AGREEMENT (the “Amendment”) is entered by and between Zymeworks Inc., a corporation organized and existing under the laws of British Columbia, having a place of business at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”), and Iconic Therapeutics, Inc., a Delaware corporation, having an address 442 Littlefield Avenue, South San Francisco, California 94080 USA (“ICONIC”), with effect as of the last date set forth under the signatures of the Parties below (the “Amendment Effective Date” ). Zymeworks and ICONIC may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, Zymeworks and ICONIC are parties to that certain License Agreement dated effective May 13, 2019, as amended pursuant to that certain Amendment No. 1 to License Agreement dated effective February 26, 2020 (the “Agreement”), and

WHEREAS, ICONIC and Zymeworks wish to further amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and agreements of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
1.Amendments. ICONIC and Zymeworks hereby amend the Agreement as follows:
(a)Exhibit 3.4.4. The last two sentences of Exhibit 3.4.4 are deleted in their entirety and replaced with the following:
“The terms and conditions set forth in Sections 1 – 7 of this Exhibit 3.4.4 shall only apply to the first and second orders of Lead Linker-Cytotoxin manufactured and supplied under the License Agreement, each as evidenced by a Work Order. Any additional orders of Lead Linker-Cytotoxin under the Agreement shall be subject to the terms and conditions of a mutually agreeable supply agreement which the Parties agree to negotiate in good faith if any such additional orders are required.”
(b)Appendix A to Exhibit 3.4.4. The following is deleted from Section F of Appendix A to Exhibit 3.4.4:
“Facility Name and Address: [__________________]”.
2.Miscellaneous. Capitalized terms that are used but not otherwise defined in this Amendment shall have the meaning attributed to them in the Agreement. This Amendment is hereby incorporated into the Agreement by this reference. Except as expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Scanned and electronic signatures shall be legally binding and shall have the same effect as original signatures.
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed on their behalf by their duly authorized representatives with effect as of the Amendment Effective Date.

Zymeworks Inc.	ICONIC THERAPEUTICS, INC.
By: /s/ Ali Tehrani (Signature)	By: /s/ William Greene (Signature)
Name: Dr. Ali Tehrani	Name: William Greene
Title: CEO	Title: CEO
Date: December 10, 2020	Date: December 8, 2020

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